Exhibit 10.1

TREASURER’S AGREEMENT NUMBER 1

Pursuant to section IX, E of the Amended and Restated Master Intercompany Agreement dated as of April 1, 2007 (“MIA”), ITEC (International Truck and Engine Corporation now known as Navistar, Inc. “NI”) and Navistar Financial Corporation (“NFC”) hereby agree as follows

WHEREAS, NFC’s costs to obtain financing facilities to support the purchase of NI receivables have increased substantially due to current economic conditions and NFC’s purchase of NI receivables pursuant to the MIA benefits both companies, the treasurers of both NFC and NI have reached an agreement that NFC will charge NI the following additional fees effective November 1, 2008:

Non-use Fees

Each month, NFC will charge NI for the “Unused Fee” as assessed by the provider(s) of the TRAC facility (financing vehicle used by NFC to purchase factored fleet accounts) in place as of this date and any subsequent facility that may replace it or supplement it, based on the monthly billing from the provider(s). This amount will be charged to the Truck Group each month via journal entry. Additionally, each month, NFC will charge NI for the “Nonuse Fee” as assessed by the provider(s) of the VFC facility in the place as of this date and any subsequent facility that may replace it or supplement it, based on the monthly billing from the provider(s). This amount will be charged to NI each month via journal entry. In accordance with the MIA, these charges will be settled monthly in cash as part of the current account settlement.

Retail (Fleet) Accounts Receivable Surcharge

Each month, in addition to finance fees already collected per the MIA, NFC will charge NI for the average daily balance of retail (fleet) accounts receivable per the PeopleSoft A/R system or any subsequent replacement system, less the ending balances of any accounts that have been sold back to NI at 2% times the days of the month divided by the number of days in the year. The formula would then be ((Average daily balance)-(Receivables sold back))*((days in month/days in year)*2%). This amount will be charged to NI each month via journal entry. In accordance with the MIA, these charges will be settled monthly in cash as part of the current account settlement.

Dealcor Finance Fee Surcharge

Each month, in addition to finance fees already collected per the MIA, NFC will charge NI for the monthly two-point average balances retail notes and wholesale notes owed by dealcor dealers. The rate used will be 1.75% times the days of the month divided by the number of days in the year. The formula for the charges would then be (((opening balance)+(closing balance)/2))*((days in month/days in year)*1.75%). This amount will be charged to NI each month via journal entry. In accordance with the MIA, these charges will be settled monthly in cash as part of the current account settlement.

Wholesale Account (Dealer Open Account) Surcharge

Each, month, in addition to finance fees already collected per the MIA, NFC will charge NI for the monthly two-point average balances of wholesale accounts receivables financed by NFC, less accounts receivable sold back to NI at 2% times the days of the month divided by the number of days in the year. The formula would then be (((opening balance)-(receivables sold back opening balance)+month end balance)-(receivables sold back month end balance))/2*((days in month/days in year)*2). This amount will be charged to NI each month via journal entry. In accordance with the MIA, these charges will be settled monthly in cash as part of the current account settlement.

Export Accounts Receivable Surcharge

Each month, in addition to finance fees already collected per the MIA, NFC will charge NI for the average daily balance of export accounts receivable as calculated by using the dates of receivables purchased, and the receipts sent to NFC by the Export Group at 2% times the days of the month divided by the number of days in the year. The formula would then by ((average daily balance)*((days in month/days in year)*2%). This amount will be charged to NI each month via journal entry. In accordance with the MIA, these charges will be settled monthly in cash as part of the current account settlement.

Wholesale Notes (Floorplan) Surcharge

Each month, in addition to finance fees already collected for interest due that is not collected from dealers, NFC will charge NI for the average monthly balance of wholesale notes in the “Free Interest Period” at 2% times the days of the month divided by the number of days in the year. The formula for the charges would then be (((opening balance of sold and unsold notes)+(closing balance of sold and unsold notes)/2))*((days in month/days in year)*2%). This amount will be charged to NI each month via journal entry. In accordance with the MIA, these charges will be settled monthly in cash as part of the current account settlement.

Amounts or fees as calculated and charged by NFC shall be the definitive interpretation of the above referenced charges, subject to agreement by the treasurers.

Agreed to this 30th day of January, 2009.

Navistar, Inc.

By:	/s/ Jim Moran
Vice President and Treasurer

Navistar, Inc.

By:	/s/ Bill McMenamin
Vice President, CFO and Treasurer

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